Exhibit 10.9

                                 RODNEY C. HILL,
                           A PROFESSIONAL CORPORATION
                             2010 BIRNAM WOOD DRIVE
                          SANTA BARBARA, CA. 93108-2206
                                 (805) 565-5893


March 13, 1998

Mr. Ilyas Chaudhary, Chairman
     And Chief Executive Officer
Saba Petroleum Company
2301 Skyway Drive, Suite 201
Santa Maria, Ca. 93455

                               Re:      Representation of Saba Petroleum Company

Dear Mr. Chaudhary:

         When accepted by you, this letter will constitute an agreement for the representation of Saba Petroleum Company and its subsidiaries (collectively, "Saba") by the undersigned, Rodney C. Hill, A Professional Corporation ("Hill"), and the written fee agreement required under California law. This letter will also modify the terms of representation set forth in the letter between Saba and Hill dated March 18, 1997 and shall be effective as of March 13,1998. The terms of the engagement are as follows:

1. Saba engages Hill to represent Saba in its proposed business combination with Omimex Resources, Inc., which shall include assisting management with the negotiation and execution of agreements in respect of such combination and to hire and supervise outside counsel for Saba, to direct the performance of legal services by such outside counsel, all in respect of such business combination.

2. Saba shall compensate Hill for March representation at the rate of $10,000 payable on March 31, 1998. Payment for further representation shall be as provided in section 3 of this letter.



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     1.   3. Hill's  responsibility  shall be for the completion of the business combination between Saba and Omimex Resources, Inc. and its incidental responsibility shall be to assist and oversee the preparation of Saba's Form 10-K for the year 1997 and the preparation of the registration statement on form S-1 presently pending. David Melman shall assume responsibility for the completion of the latter two projects and Hill shall cooperate with Melmen in the latter's efforts. In addition, Hill shall provide advice to Mr. Melman with respect to general Saba matters during the period ending May 30, 1998. Hill shall be paid $100,000 for his services if a combination with Omimex is completed and $50,000 if that transaction aborts. Payment shall be made on closing of the transaction, if such is the case, or on or before December 31, 1998 if the transaction aborts. If the transaction has not closed by December 31, 1998, it shall be deemed that it has aborted. Saba will reimburse Saba shall reimburse Hill for its out of pocket expenses which have been incurred for the benefit of Saba, including telephone (other than local) charges, travel, postage and other expenses on a monthly basis.


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                                                                              22
179816.02
4. At March 1, 1998, Saba was indebted to Hill in the following amounts, which together with interest as provided below, will be paid to Hill by Saba on December 31, 1998 or the closing of any loan or financing transaction, whichever shall first occur:

         a. Accrued and deferred portion of monthly retainer to February 28, 1998, thirty - one thousand, seven hundred fifty dollars ($31,750); b. Four thousand, five hundred dollars ($4,500) representing Hill's portion of the payment of a gross of thirty thousand dollars ($30,000) due under Saba's agreements with Hamar II Associates, LLC and Amerada Hess Corporation; and c. Twenty-five thousand dollars ($25,000) as an accrued bonus.

     The sum of such amounts is Sixty One Thousand, Two Hundred Fifty Dollars ($61,250). Interest shall accrue on the unpaid balance of such amounts from March 1, 1998 until paid at Saba's existing bank borrowing rate, which is WSJ prime plus two percentage points, but such interest shall not exceed the usury limit in the state of California.

     5. Saba will, on a monthly basis, reimburse Hill for a portion of its car expenses in the amount of $400 per month until the end of the calendar year 1998, the last payment to be made in January 1999.

     6. Rodney C. Hill, the shareholder of Hill, has at the request of Saba acted as a director of Saba and a vice-president of Saba until the end of the year 1997. As such, Saba has granted Rodney C. Hill options to purchase 125,00 shares of Saba's common stock. Such options were orally agreed to be cancelled on March 15, 1998 and replaced with replaced by a grant of twenty thousand shares (20,000) of fully paid common stock valued at the closing price on the last trading day preceding and an option, presently vested and expiring on March 15, 1999, to purchase thirty thousand (30,000) shares of the common stock at the closing price on March 13, 1998. On said date, the closing price of the common stock was $3.875 per share. Saba shall cause the shares and options to be granted as soon as practicable, but prior to April 30, 1998 and shall use its best efforts to cause both the common stock granted and the shares underlying such options to be registered with the Securities and Exchange Commission as soon as is reasonably practicable. Saba shall report the grant of the shares to Rodney C. Hill on a form 1099 at the above price.
         Saba is advised that it should have this letter of agreement reviewed by counsel other than Hill, so that Saba may have an unbiased and disinterested opinion as to the contents and effect thereof. After such review and consideration as Saba determines is appropriate, kindly sign and return one copy of this letter to the undersigned, and it will constitute the retention and fee agreement required by the Rules of Professional Conduct.

                              Very truly yours,

                               Rodney C. Hill, A Professional Corporation


                               By_________________________________
                                    Rodney C. Hill, its president

ACCEPTED AND AGREED TO
on this ___ day of March 1998.
SABA PETROLEUM COMPANY


By________________________________
    Ilyas Chaudhary, Chief Executive Officer